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                              State of Delaware
                                                                          PAGE 1
                  Office of the

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         I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO
HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "CONQUEST INDUSTRIES INC.", FILED IN THIS OFFICE ON THE TWELFTH DAY OF MAY, A.D. 1995, AT 9:02 O'CLOCK A.M.

         A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.







                                             /s/ EDWARD J. FREEL
                       [SEAL]              ------------------------------------
                                           Edward J. Freel, Secretary of State

                                           AUTHENTICATION:
2103386   8100                                              7573335
                                                  DATE:
950105622                                                   07-14-95
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                      CERTIFICATE OF STOCK DESIGNATION

                                     OF

                          CONQUEST INDUSTRIES INC.



         It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation") is CONQUEST INDUSTRIES INC.

         2. The certificate of incorporation of the Corporation authorizes the issuance of 5,000,000 shares of redeemable convertible preferred stock of the Corporation having a par value of ten cents ($.10) per share, and expressly vests in the Board of Directors of the Corporation the authority provided therein to fix by resolution or resolutions the designation, number, preferences and relative, participating, optional and other special rights and the qualifications, limitations, restrictions and other distinguishing characteristics of each series of Preferred Stock to be issued.

         3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series E issue of the Preferred Stock of the Corporation as follows:

                 RESOLVED: That there shall be created a series of the Preferred Stock of the Corporation, to be designated as "Series E" of such Preferred Stock and to consist of 800,000 shares of such Preferred Stock, which will have relative rights, preferences and limitations as follows:

                 1. DESIGNATION. A series of Preferred Stock hereby created, consisting of 800,000 authorized shares, shall be designated "Series E Preferred Stock" and is hereafter called the "Series E Preferred Stock." Each share of Series E Preferred Stock shall have a par value of $.10.

                 2. DIVIDENDS. In each year, the holders of shares of the Series E Preferred Stock shall be entitled to receive, before any dividends shall be declared and paid upon or set aside for the Common Stock, par value $.001, of the Corporation ("Common Stock") in such year, when and as declared by the Board of Directors of the Corporation, out of funds legally available for that purpose,





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dividends in cash at the rate of $.10 per annum per share, and no more, payable semi-annually (except that the first dividend payment shall be an amount equal to accumulated dividends from the date of initial issuance at the rate of 10% per annum, at which time there shall also be due and payable to the initial holders of Series E Preferred Stock all unpaid accrued dividends (the "Accumulated Series B Dividends"), to the date of tender thereof, on the shares of Series B Preferred Stock tendered as payment (in whole or in part) for the Series E Preferred Stock), on each September 1 and March 1, commencing on September 1, 1995 (each of the semi-annual periods commencing on each September 1 and March 1, respectively, including the period commencing with the date of initial issuance, being hereinafter called a "Dividend Period"). Dividends on the Series E Preferred Stock shall be cumulative from the date on which payment is made on account of the initial issue of such stock (whether or not there shall be surplus of the Company legally available for the payment of such dividends), so that, if at any time Full Cumulative Dividends (as defined below) upon the Series E Preferred Stock to the end of the last completed Dividend Period shall not have been paid or declared and a sum sufficient for payment thereof set apart, the amount of the deficiency in such dividends (compounded annually from the due date thereof at the rate of 10% per annum) shall be fully paid, or dividends in such amount (including such compounding) shall be declared on the shares of the Series E Preferred Stock and a sum sufficient for the payment thereof shall be set aside for such payment, before any sum or sums shall be set aside for or applied to the purchase or redemption of the Common Stock or upon any shares of any other class of stock ranking as to dividends or upon liquidation junior to the Series E Preferred Stock and before any dividend shall be declared or paid or any other distribution ordered or made upon any of the Common Stock or upon any shares of any other class of stock ranking as to dividends junior to the Series E Preferred Stock; provided, however, that nothing contained in this Section shall be construed to limit the right of the Corporation to purchase or redeem any outstanding warrants or options of the Corporation. Furthermore, for all purposes of paying and/or setting aside dividends, dividends on the Series E Preferred Stock shall, on a per share basis, be pari passu with the dividends on the Series B Preferred Stock, as if the Series E Preferred Stock and the Series B Preferred Stock were treated as a single series. As used herein, the term "Accrued Dividends" with respect to the Series E Preferred Stock shall mean Full Cumulative Dividends to the date as of which accrued dividends are to be computed, less the amount of all dividends theretofore paid, upon the relevant shares of Series E Preferred Stock. As used herein, the term "Full Cumulative Dividends" with respect to the Series E Preferred Stock shall mean (whether or not in any Dividend Period, or any part thereof, with respect to which such term is used there shall have been stated capital, capital surplus, or earned surplus of the Corporation legally available for the payment of such dividends) that amount which shall be equal to dividends at the full rate fixed for the





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Series E Preferred Stock as provided herein for the period of time elapsed from the date of issuance thereof to the date as of which Full Cumulative Dividends is to be computed.

                 3.       REDEMPTION.

                          (a)     So long as any shares of Series E Preferred
Stock are outstanding, the Corporation may, at the option of the Board of Directors, at any time or from time to time, redeem the whole or any part of such Series E Preferred Stock pursuant to the provisions hereof. Any redemption pursuant to this Section 3(a) shall be at a redemption price equal to $1.00 per share (payable in cash or other consideration as the Company and the holders of a majority of the Series E Preferred Stock may agree), plus an amount equal to Accrued Dividends (plus any compounding thereof in accordance with Section 2 above) on the shares of Series E Preferred Stock being redeemed. If less than all the shares of Series E Preferred Stock at any time outstanding shall be called for redemption, the redemption shall be made pro rata with respect to such shares and in such manner as may be prescribed by resolution of the Board of Directors; and in the event that any shares of Series B Preferred Stock at any time outstanding shall be called for redemption, then the Corporation shall simultaneously redeem a portion of the outstanding shares of Series E Preferred Stock (ratably among the holders thereof as aforesaid), such portion to be equal, on a percentage basis, to that portion of the Series B Preferred Stock then being redeemed. The date of each such redemption is herein referred to as a "Redemption Date".

                          (b)     Notice of every redemption pursuant to
Section 3(a) above shall be sent by registered or certified mail, postage prepaid, to the holders of record of the shares of Series E Preferred Stock so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. Such notice shall be deposited in the United States mail not less than thirty (30) days in advance of the Redemption Date. The holders of the shares of Series E Preferred Stock to be redeemed shall be entitled, before such Redemption Date, to convert any such shares called for redemption pursuant to Section 5 below. The holders of the shares of Series E Preferred Stock to be redeemed shall surrender to the Corporation the certificates for the shares of Series E Preferred Stock so redeemed and not converted; provided, that on and after the Redemption Date all rights of the holders of shares of Series E Preferred Stock as stockholders of the Corporation with respect to those shares of Series E Preferred Stock to be redeemed, except the right to receive the redemption price, shall cease and terminate and the shares designated for redemption shall no longer be outstanding whether or not the certificates for the shares so redeemed have been received by the Corporation.





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                          (c)     In the event that the Corporation proposes to
consummate a public offering of securities of the Corporation pursuant to a registration statement filed under the Securities Act of 1933, as amended (the "Act"), other than a registration statement on Form S-8 or S-4 or any equivalent form then in effect, then the Corporation shall give written notice thereof by registered or certified mail, postage prepaid, to the holders of record of the shares of Series E Preferred Stock so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation, not less than thirty (30) days in advance of the effectiveness of the subject registration statement under the Act. Without prejudice to such holder's right or obligation to convert shares of Series E Preferred Stock into Common Stock of the Corporation in accordance with Section 5 below, each holder of Series E Preferred Stock shall have the right, at its option, exercisable during the 30-day period following the giving of the Corporation's notice hereunder, to require the Corporation to redeem all or any portion of such holder's shares of Series E Preferred Stock upon the consummation of the subject public offering if and only if the Corporation receives gross proceeds from such public offering of not less than $3,000,000 (with the consummation of such public offering being deemed to occur at the time that the Corporation receives the minimum $3,000,000 gross proceeds following the effectiveness of the applicable registration statement under the Act), at a redemption price equal to $1.00 per share plus an amount equal to Accrued Dividends and any unpaid Accumulated Series B Dividends (plus any compounding thereof in accordance with Section 2 above) on the subject shares being redeemed. Upon the consummation of the subject public offering with the minimum $3,000,000 gross proceeds received by the Corporation, those holders of shares of Series E Preferred Stock who have elected to have any of such shares redeemed hereunder shall surrender to the Corporation the certificates for the shares of Series E Preferred Stock to be redeemed hereunder; provided, that on and after the date of the consummation of the subject public offering with the minimum $3,000,000 gross proceeds received by the Corporation, all rights of the holders of such shares as stockholders of the Corporation with respect to those shares of Series E Preferred Stock to be redeemed, except the right to receive the redemption price, shall cease and terminate and such shares shall no longer be outstanding whether or not the certificates for the shares so redeemed have been received by the Corporation. In the event that any proposed public offering for which the Corporation has given notice hereunder shall not be consummated for any reason, or shall be consummated with less than $3,000,000 of gross proceeds received by the Corporation, any and all redemption election(s) made under this Section 3(c) in connection with such proposed public offering shall be deemed rescinded and terminated upon the abandonment of such proposed public offering or the conclusion of such public offering.





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                 4.       RIGHTS ON LIQUIDATION, DISSOLUTION OR WINDING UP.  In
the event of any liquidation, dissolution or winding up of the Corporation, the holders of shares of the Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from stated capital, capital surplus, earned surplus or other amounts, before any payment shall be made to the holders of any Common Stock, or any other class of stock ranking, as to liquidation, dissolution or winding up, junior to the Series E Preferred Stock, an amount equal to $1.00 per share plus an amount equal to Accrued Dividends and any unpaid Accumulated Series B Dividends (plus any compounding thereof in accordance with Section 2 above); provided, however, that the holders of the Series E Preferred Stock shall not be entitled to receive such liquidation payment until the liquidation payments on all outstanding shares of Series A Preferred Stock and any other securities ranking senior to the Series E Preferred Stock as to liquidation, if any, shall have been paid in full. If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay to the holders of shares of the Series B Preferred Stock and the Series E Preferred Stock the full amounts to which they respectively shall be entitled, the holders of shares of the Series B Preferred Stock and the Series E Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable on or with respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. In the event of any liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holders of shares of the Series E Preferred Stock of the full amount to which they shall be entitled as aforesaid, the holders of any shares of Common Stock, or any other class of stock ranking, as to liquidation, dissolution or winding up, junior to the Series E Preferred Stock, shall be entitled, to the exclusion of the holders of shares of Series E Preferred
Stock, to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its stockholders.

                 5.       CONVERSION.

                          (a)     Each holder of Series E Preferred Stock shall
have the right, from time to time at its option, to convert any or all of such shares of Series E Preferred Stock (in units of 1,000 shares or any whole multiple thereof) into fully paid and nonassessable shares of Common Stock of the Corporation, at the rate of one (1) share of Series E Preferred Stock for
 .368 shares of Common Stock, subject to adjustment as provided in Section 5(d) below. To the extent permitted by law, when shares of Series E Preferred Stock are converted, all dividends accrued and unpaid (including any compounding thereof in accordance with Section 2 above) on the stock so converted to the date of conversion (whether





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or not currently payable) shall be automatically waived and canceled effective upon such conversion.

                          (b)     In order to convert shares of Series E
Preferred Stock into shares of Common Stock pursuant to the right of conversion set forth in Section 5(a), the holder(s) thereof shall surrender the certificate or certificates representing the subject Series E Preferred Stock, duly endorsed to the Corporation or in blank, at the principal office of the Corporation and shall give written notice to the Corporation that such holder(s) elects to convert the same, stating in such notice the name or names in which such holder(s) wishes the certificate or certificates representing shares of Common Stock to be issued. The Corporation shall, within five business days, deliver at said office or other place to such holder of Series E Preferred Stock, or to such holder's nominee(s), a certificate or certificates for the number of shares of Common Stock to which such holder(s) shall be entitled as aforesaid, together with cash to which such holder(s) shall be entitled in lieu of fractional shares in an amount equal (calculated in accordance with Section 5(f) below) to the same fraction of the conversion amount of a whole share of Common Stock on the business day preceding the day of conversion. Shares of Series E Preferred Stock shall be deemed to have been converted as of the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                          (c)     The issuance of certificates for shares of
Common Stock upon the conversion of shares of Series E Preferred Stock shall be made without charge to the converting stockholder for any original issue or transfer tax in respect of the issuance of such certificates and any such tax shall be paid by the Corporation.

                          (d)     The number of shares of Common Stock into
which the shares of Series E Preferred Stock may be converted shall be subject to the following adjustments:

                                  (i)      If the Corporation shall declare and
         pay to the holders of Common Stock a dividend or other distribution payable in shares of Common Stock, the number of shares of Common Stock into which Series E Preferred Stock may be converted immediately prior thereto shall be adjusted so that the holders of Series E Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holders would have owned or been entitled to receive after the declaration and payment of such dividend or other distribution if such shares of Series E Preferred Stock had been converted immediately





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         prior to the record date for the determination of stockholders entitled to receive such dividend or other distribution.

                                  (ii)     If the Corporation shall subdivide
         the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine the outstanding shares of Common Stock into a lesser number of shares, or issue by reclassification of its shares of Common Stock any shares of the Corporation, the number of shares of Common Stock into which Series E Preferred Stock may be converted shall be adjusted so that the holders of Series E Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive after the happening of any of the events described above if such shares of Series E Preferred Stock had been converted immediately prior to the happening of such event on the day upon which such subdivision, combination or reclassification, as the case may be, becomes effective.

                                  (iii)  The number of shares of Common Stock
         outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of such shares shall be considered an issue or sale of Common Stock, for the purposes of this Section 5(d).

                                  (iv)     All calculations under this Section
         5(d) shall be made to the nearest one-thousandth of a share.

                          (e)     The Corporation shall at all times reserve
and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Series E Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion or exchange of all shares of Series E Preferred Stock at the time outstanding. The Corporation shall take at all times such corporate action as shall be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of Series E Preferred Stock in accordance with the provisions hereof.

                          (f)     No fractional shares of Common Stock or scrip
representing fractional shares of Common Stock shall be issued upon any conversion of Series E Preferred Stock. If any such conversion would otherwise require the issuance of a fractional share of Common Stock, then the Corporation shall pay in lieu of issuing any fractional share an amount in cash equal to the same fraction of the market value of one share of Common Stock, based on the average closing price of the Corporation's Common Stock on NASDAQ for the five trading days immediately preceding such conversion.





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                 6.       VOTING RIGHTS.

                          (a)  Except as otherwise provided herein, or as
required by the General Corporation Law of the State of Delaware, the holders of shares of Series E Preferred Stock shall have the right to vote, together with the holders of all the outstanding shares of capital stock of the Corporation as a single class, and not as a separate class, on all matters on which holders of Common Stock shall have the right to vote. The holders of shares of Series E Preferred Stock shall have the right to cast one vote for each share of Series E Preferred Stock held by them.

                          (b)     In addition to any other vote or
authorization that may be required therefor, any amendment or modification from time to time of the relative rights, preferences, powers, limitations or other attributes of the Series E Preferred Stock, and/or any increase from time to time in the number of authorized shares of Series E Preferred Stock, shall only be effected upon the affirmative vote or written consent of the holders of not less than eighty-five (85%) percent of the outstanding shares of Series E Preferred Stock.

                          (c)     Whenever holders of Series E Preferred Stock
are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all such shares entitled to vote thereon were present and voted.

                 7. PRIORITY. All Series E Preferred Stock shall rank junior upon liquidation, dissolution and winding up to all Series A Preferred Stock outstanding on the date hereof, shall rank pari passu in dividends, liquidation, dissolution and winding up to all Series B Preferred Stock outstanding following the issuance of Series E Preferred Stock, and shall rank senior in dividends, liquidation, dissolution and winding up to all Series D Preferred Stock.

                 8. CONSIDERATION FOR ISSUANCE. Shares of Series E Preferred Stock may only be issued for consideration which includes a like number of shares of outstanding Series B Preferred Stock. Upon tender to the Corporation of shares of outstanding Series B Preferred Stock as consideration (in whole or in part) for the issuance of a like number of shares of Series E Preferred Stock, the Corporation shall, upon issuance of such shares of Series E Preferred Stock, cancel the tendered shares of Series B Preferred Stock, and shall not reissue such canceled shares of Series B Preferred Stock.





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                 RESOLVED: That the statements contained in the foregoing
                 resolution creating and designating the said "Series E" issue of the Preferred Stock of the Corporation and fixing the number, powers, preferences and relative, optional, participating and other special rights and the qualifications, limitations, restrictions and other distinguishing characteristics thereof shall, upon the effective date of said Series, be deemed to be included in and be a part of the certificate of incorporation of the Corporation pursuant to the provisions of Sections 104 and 151 of the Delaware General Corporation Law.



Signed and attested to on May 9, 1995.

                                                    /s/ STEPHEN R. FELDMAN
                                                  -----------------------------
                                                  Stephen R. Feldman, Chairman





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